FIRST AMENDMENT
TO
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
COGDELL SPENCER LP
     This FIRST AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF COGDELL SPENCER LP is made and entered as of March 10, 2008 (this “Amendment”), by Cogdell Spencer Business Trust I, a Maryland business trust (the “General Partner”).
RECITALS:
A.
The General Partner and Cogdell Business Trust II, a Maryland business trust entered into that certain Agreement of Limited Partnership of Cogdell Spencer LP dated as of July 18, 2005 (the “Partnership Agreement”), to set forth their agreements with respect to the business and affairs of the Partnership.

B.
The Partnership Agreement was amended by that certain Amended and Restated Agreement of Limited Partnership of Cogdell Spencer, LP dated as of November 1, 2005 (the “Existing Partnership Agreement”), at which time the Partners amended and restated the Partnership Agreement in its entirety and set forth their agreements with respect to the business and affairs of the Partnership.

C.
Pursuant to Section 7.3.C of the Existing Partnership Agreement, the General Partner has the exclusive power, without the prior consent of the Limited Partners, to amend the Existing Partnership Agreement to, among other things, issue additional Partnership Interests, in the form of Partnership Units, on such terms and conditions as shall be established by the General Partner in it sole and absolute discretion, without the approval of any Limited Partners, in accordance with Section 4.3 of the Existing Partnership Agreement and, pursuant to Section 7.3.C of the Existing Partnership Agreement, the General Partners shall provide notice to the Limited Partners of any such issuance.

D.
Cogdell Spencer Inc. (the “Parent”) and the Partnership entered into an Agreement and Plan of Merger, dated January 23, 2008, with Goldenboy Acquisition Corp., MEA Holdings, Inc., Marshall Erdman & Associates, Inc. (“MEA”), Marshall Erdman Development, LLC, and David Pelisek, David Lubar and Scott Ransom, in their capacity as the Seller Representative (the “Merger Agreement”), pursuant to which the Company acquired MEA and certain companies affiliated with MEA through merger (the “Merger”).

E.
In connection with the Merger, the Parent and the Operating Partnership entered into certain contribution agreements with holders of outstanding MEA common shares, pursuant to which such holders, if eligible, were offered the right, immediately prior to the Merger, to contribute their MEA common shares to the Partnership in exchange for, in lieu of the cash merger consideration, as described in the Merger Agreement, Partnership Units.

F.	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Existing Partnership Agreement.
     NOW, THEREFORE, the General Partner desires to amend the Existing Partnership Agreement as provided herein:

1. Alternative Units. From and after the date hereof, the Partnership shall have an additional class of Partnership Units entitled “Alternative Units.” Alternative units shall have the same rights and preferences OP Units, except as follows: (i) Alternative Units shall not be entitled to the redemption rights provided in Section 8.6 of the Existing Partnership Agreement until such redemption rights are approved by a vote of the stockholders of the Parent (“Parent Stockholder Approval”); (ii) if Parent Stockholder Approval is not obtained prior to June 30, 2008, the distributions payable per Alternative Unit after June 30, 2008 shall increase to 105% of the ordinary distributions payable per OP Unit payable after June 30, 2008; (iii) if Parent Stockholder Approval is not obtained prior to June 30, 2009, the distributions payable per Alternative Unit after June 30, 2009 shall increase to 110% of the ordinary distributions payable per OP Unit payable after June 30, 2009; and (iv) if Parent Stockholder Approval is not obtained by June 30, 2010, the distributions payable per Alternative Unit after June 30, 2010 shall increase to 115% of the ordinary distributions payable per OP Unit payable after June 30, 2010. If Parent Stockholder Approval has been obtained, future ordinary distributions per Alternative Unit shall equal the ordinary distributions per OP Unit and each holder of Alternative Units will have the right at any time after the one-year anniversary of the closing of the Merger, at such holder’s option, to exercise redemption rights with regard to the Alternative Units substantially in accordance with those provided in Section 8.6 of the Partnership Agreement. If Parent Stockholder Approval has been obtained, at the Partnership’s option, the Partnership may exchange an OP Unit for each Alternative Unit outstanding.
2. Exhibit A. Exhibit A to the Existing Partnership Agreement is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto, which Exhibit shall set forth the official record ownership of the Partnership as of the date hereof.
3. Existing Partnership Agreement. Except as set forth herein, the Existing Partnership Agreement shall remain in full force and effect.
4. No Oral Modification. This Amendment may not be changed orally, but only by an agreement in writing executed by the parties hereto.
5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.
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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.
GENERAL PARTNER:
COGDELL SPENCER BUSINESS TRUST I,
a Maryland business trust

By:
Name:
Title:

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